Filed pursuant to Rule 424(b)(5)
SEC File No. 333-209718

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement Dated July 30, 2018

Prospectus Supplement

                , 2018

(To Prospectus dated February 25, 2016)

€

AT&T Inc.

€     Floating Rate Global Notes due 2020

We will pay interest on the Floating Rate Global Notes due 2020 (the “Notes”) at a rate equal to the Applicable EURIBOR Rate (as defined herein, based on the three-month EURIBOR), reset quarterly, plus     basis points, on                ,                ,                 and                of each year. The first such payment will be made on                , 2018. The Notes will mature on                , 2020.

The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

See “Risk Factors” on page S-3 of this prospectus supplement and “Risk Factors” beginning on page 37 of our 2017 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which are incorporated by reference herein, to read about factors you should consider before investing in the Notes.

The Notes are new issues of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange. We expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently there is no public market for the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2020 Note		Total
Initial public offering price		%	€
Underwriting discount		%	€
Proceeds, before expenses, to AT&T (1)		%	€

(1)	The underwriter has agreed to reimburse us for certain of our expenses. See “Underwriting.”

The initial public offering prices set forth above do not include accrued interest, if any. Interest on each series of Notes will accrue from                , 2018.

The underwriter expects to deliver the Notes through the facilities of Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V. against payment in New York, New York on                 , 2018.

Book-Running Manager

Deutsche Bank

We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

References herein to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

In connection with the issue of the Notes, Deutsche Bank AG, London Branch, as Stabilizing Manager (or persons acting on its behalf) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “AT&T” refer to AT&T Inc. and its consolidated subsidiaries.

MIFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a Prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated by this Offering Circular may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter have authorized, nor do we or they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Prospectus Supplement

Prospectus

SUMMARY OF THE NOTES OFFERING

Issuer	AT&T Inc.

Securities Offered	€ aggregate principal amount of Floating Rate Global Notes due 2020 (the “Notes”).

Maturity Date	, 2020, at par.

Interest Rate	The Notes will bear interest from , 2018 at a floating rate equal to the Applicable EURIBOR Rate (as defined herein, based on the three-month EURIBOR), reset quarterly, plus basis points, payable quarterly in arrears.

Interest Payment Dates	Quarterly on each , , and of each year, commencing on , 2018; provided however, that if any such interest payment date would fall on a day that is not a EURIBOR business day (as defined herein), other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding EURIBOR business day; and provided further, that if the date of maturity is not a EURIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

Optional Redemption	Except in connection with certain tax events, the Notes are not redeemable at our option. See “Description of the Notes — Redemption Upon a Tax Event.”

ISIN

Currency of Payment	Investors will have to pay for the Notes in euro. See “Foreign Exchange Risks.”

Markets	The Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. See “Underwriting.”

Listing	We intend to apply to list the Notes on the New York Stock Exchange.

Form/Clearing Systems	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, Société Anonyme for each issue.

Governing Law	The Notes will be governed by the laws of the State of New York.

Recent Developments

On July 12, 2018, the U.S. Department of Justice (“DOJ”) filed an appeal to the U.S. District Court judge’s ruling on June 12, 2018 regarding our merger with Time Warner Inc. (“Time Warner”). We believe the DOJ’s appeal is without merit and we will continue to vigorously defend our legal position in the appellate court.

RISK FACTORS

Any investment in the Notes involves a degree of risk, including but not limited to the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our 2017 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described below and in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer.

European Union regulation and reform of “benchmarks”, including EURIBOR, is ongoing and could have a material adverse effect on the value and return on the Notes.

EURIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing international regulatory reform in the European Union. Regulatory changes and the uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for EURIBOR-based securities, including the Notes. Any changes announced by regulators or any other governance or oversight body, or future changes adopted by such body, in the method pursuant to which the EURIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported EURIBOR rates. If that were to occur, the level of interest payments and the value of the Notes may be affected. Although the Notes provide for alternative methods of calculating the interest rate payable on the Notes if EURIBOR is not reported, which include requesting certain rates from major reference banks in the euro-zone interbank market, or alternatively using EURIBOR for the immediately preceding interest period or using the initial interest rate, as applicable, uncertainty as to the extent and manner of future changes may adversely affect the current trading market for EURIBOR-based securities and the value of the Notes. To the extent that EURIBOR is discontinued, is no longer quoted, or is unavailable, the rate on the Notes will be determined as set forth in “Description of the Notes.” Any of these alternative methods may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on the Notes if the EURIBOR rate was available in its current form.

USE OF PROCEEDS

The net proceeds to AT&T from the Notes offering will be approximately €                , after deducting the underwriting discount and our estimated offering expenses, net of reimbursement from the underwriter. These proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth the capitalization of AT&T as of June 30, 2018 and as adjusted solely to reflect (i) the issuance of €         (approximately $        based on the                , 2018 exchange rate of €1 /U.S.$        ) of the Notes and the application of the net proceeds as described under “Use of Proceeds” above assuming that all of the net proceeds from the sale of the Notes would be used for general corporate purposes, and (ii) the issuance of $750,000,000 of AT&T’s 5.625% Global Notes due 2067. The table reflects certain unaudited consolidated financial information as of June 30, 2018 that was included in our Current Report on Form 8-K filed on July 24, 2018. AT&T’s total capital consists of debt (long-term debt and debt maturing within one year) and stockholders’ equity.

	As of June 30, 2018
	Actual	As Adjusted
	(Unaudited)
	(In millions)
Long-term debt	$168,495	$
Debt maturing within one year (1) (2)	21,672
Stockholders’ equity:
Common shares ($1 par value, 14,000,000,000 authorized)	7,621
Capital in excess of par value	125,960
Retained earnings	56,555
Treasury shares	(12,872)
Other adjustments	6,866
Stockholders’ equity	$184,130	$

Total Capitalization (2)	$374,297	$

(1)	Debt maturing within one year consists of the current portion of long-term debt and commercial paper and other short-term borrowings.
(2)	In addition to our other credit agreements, we engaged certain banks to provide lines of credit for the purpose of providing financing in connection with our acquisition of Time Warner, which includes a $16.175 billion term loan credit agreement with JPMorgan Chase Bank, N.A., as agent, and a $2.5 billion term loan credit agreement with BNP Paribas, as agent. In connection with the closing of the Time Warner acquisition, we borrowed the entire $18.675 billion under the term loan credit agreements. In addition, in connection with our acquisition of Time Warner, we have incurred, as of the date of this prospectus supplement, approximately $5.8 billion of debt which remains outstanding under our commercial paper program.

FOREIGN EXCHANGE RISKS

Investors will have to pay for the Notes in euro. Principal and interest payments of the Notes are payable by us in euro. An investment in the Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro, and

•	the imposition or modification of foreign exchange controls with respect to the euro.

We have no control over a number of factors affecting this type of Note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the Notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

Under the terms of the indenture under which the Notes are to be issued, if euro ceases to exist when payments on the Notes are due under any circumstances, AT&T may supplement the indenture to allow for payment in U.S. dollars.

The Notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Notes.

On                , 2018, the euro/U.S.$ rate of exchange was €1 /U.S.$        .

DESCRIPTION OF THE NOTES

The following description of the general terms of the Notes should be read in conjunction with the statements under “Description of Debt Securities We May Offer” in the accompanying prospectus. If this summary differs in any way from the “Summary Description of the Securities We May Issue” in the accompanying prospectus, you should rely on this summary.

General

The Notes will be issued under our indenture, dated as of May 15, 2013, with The Bank of New York Mellon Trust Company, N.A., acting as trustee, as described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The Notes will be our unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under our indenture. The Notes will constitute a single series under the indenture. Investors will have to pay for the Notes in euro. We will issue the Notes in fully registered form only and in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We may issue definitive Notes in the limited circumstances set forth in “— The Clearing Systems —Certificated Notes” below. If we issue definitive Notes, principal of and interest on our Notes will be payable in the manner described below, the transfer of our Notes will be registrable, and our Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of The Bank of New York Mellon, London Branch, the paying agent and registrar for our Notes pursuant to a paying agent agreement to be entered into in connection with the offering of the Notes, currently located at The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of our Notes, or (2) a holder of more than €5 million in aggregate principal amount of Notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. Under the terms of the indenture, if the euro ceases to exist when payments on the Notes are due under any circumstances, AT&T may supplement the indenture to allow for payment in U.S. dollars. The principal and interest payable in U.S. dollars on a Note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the paying agent.

For purposes of the Notes, a business day means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, operates.

The Notes offered by this prospectus supplement will initially be limited to €     aggregate principal amount and will mature on                , 2020 (the “Maturity Date”). If the Maturity Date falls on a day that is not a EURIBOR business day, the payment of interest and principal will be made on the next succeeding EURIBOR business day, and no interest will accrue for the period from and after the Maturity Date.

The Notes offered by this prospectus supplement will bear interest from     , 2018 at a floating rate determined in the manner provided below, payable on                ,                ,                 and                of each year (each such day, a “Floating Rate Interest Payment Date”), commencing on                , 2018, to the persons in whose names the Notes were registered at the close of business on the 15th day preceding the respective Floating Rate Interest Payment Date, subject to certain exceptions.

The per annum interest rate on the Notes (the “Floating Interest Rate”) in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate plus      basis points

(    %). The Floating Interest Rate for each Floating Rate Interest Period will be set on                 ,                 ,                  and                  of each year, and will be set for the initial Floating Rate Interest Period on                 , 2018 (each such date, a “Floating Rate Interest Reset Date”) until the principal on the Notes is paid or made available for payment (the “Floating Rate Principal Payment Date”). If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date occurring on                 , 2018) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day.

“EURIBOR business day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the TARGET System, or any successor thereto, operates.

“Floating Rate Interest Period” shall mean the period from and including a Floating Rate Interest Reset Date to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including such Maturity Date or Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Maturity Date is not a EURIBOR business day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:

(1) Two prior TARGET days on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), The Bank of New York Mellon, London Branch (the “Calculation Agent”), as agent for AT&T, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Bloomberg Screen BBAM Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Bloomberg Screen BBAM Page” means the display designated on page “BBAM” on Bloomberg (or such other page as may replace the “BBAM” page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Bloomberg Screen BBAM Page, the Applicable EURIBOR Rate will be determined as described in (2) below.

(2) With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Bloomberg Screen BBAM Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by AT&T (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent, upon direction from AT&T, will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by AT&T at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by AT&T are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

The Floating Interest Rate and amount of interest to be paid on the Notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Floating Interest Rate will in no event be lower than zero or higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any holder of the Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on AT&T and the holders of the Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish the Applicable EURIBOR Rate for any Floating Rate Interest Period, or that AT&T proposes to remove such Calculation Agent, AT&T shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

The Clearing Systems

Global Clearance and Settlement

The Notes of each series will be issued in the form of one or more global notes (the “Global Notes”) in fully registered form, without coupons, and will be deposited on                , 2018 with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream Luxembourg”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream Luxembourg or their respective nominees.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream Luxembourg. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not Euroclear or Clearstream Luxembourg participants may beneficially own Notes held by the common depositary for Euroclear and Clearstream Luxembourg only through direct or indirect participants in Euroclear and Clearstream Luxembourg. So long as the common depositary for Euroclear and Clearstream Luxembourg is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the Notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for the Global Notes of a series and a successor depositary is not appointed by us within 90 days, we will issue the Notes of that series in definitive form in exchange for the Global Notes of that series. We will also issue the Notes in definitive form in exchange for the Global Notes of that series if an event of default has occurred with regard to the Notes represented by the Global Notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Notes of a series represented by the Global Notes and, in that event, will issue the Notes of that series in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. The Notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, unless otherwise specified by us. Our definitive form of the Notes can be transferred by presentation for registration to the registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

Euroclear. Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of Euroclear, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream Luxembourg. Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to each series of the Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear and Clearstream Luxembourg Arrangements

So long as Euroclear or Clearstream Luxembourg or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream Luxembourg or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream Luxembourg or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, the underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the Global Notes will be credited in euro to the extent received by Euroclear or Clearstream Luxembourg from the trustee to the cash accounts of Euroclear or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Global Notes through Euroclear and Clearstream Luxembourg will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the Global Notes on the register for the accounts of the common depositary to reflect the amounts of Notes held through Euroclear and Clearstream Luxembourg, respectively.

Initial Settlement

Investors holding their Notes through Euroclear or Clearstream Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream Luxembourg holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream Luxembourg to purchasers of book-entry interests in the Global Note through Euroclear or Clearstream Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Luxembourg and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Euroclear and Clearstream Luxembourg on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream Luxembourg on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream Luxembourg is used.

Euroclear and Clearstream Luxembourg will credit payments to the cash accounts of Euroclear participants or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream Luxembourg customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Euroclear and Clearstream Luxembourg. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary so that the net payment by us or our paying agent of the principal of and interest on the Notes to a person that is a United States Alien, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Our obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in a trade or business in the United States, has or had a permanent establishment in the United States, or has any other present or former connection with the United States or any political subdivision or taxing authority thereof or therein;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax;

(d) is or was a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(e) is or was an actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that is announced or becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “— Payment of Additional Amounts” and under the heading “— Redemption Upon a Tax Event,” we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

Any reference in the terms of the Notes of each series to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts with respect to any Notes as described herein under the heading “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective, on or after     , 2018 or (b) a taxing authority of the United States takes an action on or after     , 2018, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes pursuant to their terms.

Further Issues

We may from time to time, without notice to or the consent of the holders of any series of the Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the Notes of the applicable series. Any further notes shall be issued pursuant to a resolution of our board of directors, a supplement to the indenture, or under an officers’ certificate pursuant to the indenture.

Governing Law

The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNITED STATES TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the Notes we are offering. It applies to you only if you acquire Notes in the offering and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your tax advisor concerning the consequences of owning these Notes, in your particular circumstances, under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are the beneficial owner of a Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes, you must recognize income equal to the U.S. dollar value of the euro you receive on each interest payment date for your Notes, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert such euro received into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to the euro you receive on each interest payment date by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average U.S. dollar-euro exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the U.S. dollar-euro exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the U.S. dollar-euro exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the euro interest accrued into U.S. dollars at the U.S. dollar-euro exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire (regardless of the foreign currency in which such debt instruments are denominated). You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive euro on an interest payment date, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Note, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue such interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the euro received into U.S. dollars.

Bond Premium. Because the purchase price of the Note exceeds its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your Note by the amount of amortizable bond premium allocable to that accrual period, based on your Note’s yield to maturity.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your Note for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the Note in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your Note is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

You would compute your amortizable bond premium in euro and your amortizable bond premium would reduce your interest income in euro. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Note is generally taxable as ordinary income or loss.

If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note will generally be the U.S. dollar cost, as defined below, of your Note, decreased by any amortizable bond premium that reduced interest on your Note or gave rise to a deduction on your Note. If you purchase your Note with euro, the U.S. dollar cost of your Note will generally be the U.S. dollar value of the euro purchase price on the date of purchase.

You will generally recognize gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Note. If you are an accrual basis taxpayer, the amount you realize will generally be the U.S. dollar value of the euro you receive on the date the Note is disposed of or retired, and if you are a cash basis taxpayer, or an accrual basis taxpayer and you so elect, because we expect that the Notes will be traded on an established securities market (within the meaning of the applicable Treasury regulations), you will determine the amount realized based on the U.S. dollar value of euro on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your Note, except to the extent attributable to accrued but unpaid interest or attributable to changes in exchange rates as described below. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Note as ordinary income or loss to the extent attributable to changes in the U.S. dollar-euro exchange rate. However, you must take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Euro. When you receive euro as interest on your Note or on the sale, retirement or other disposition of your Note, your tax basis in such euro will equal its U.S. dollar value when the interest is received or at the time of such sale, retirement or disposition. If you purchase euro, you generally will have a tax basis equal to the U.S. dollar value of the euro on the date of your purchase of such euro. If you sell or dispose of euro, including if you use euro to purchase Notes or you convert euro payments on the Notes to U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income generally includes its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Applicable Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, because the Notes are denominated in euro, a United States holder (or a United States alien holder that holds the Notes in connection with a U.S. trade or business) that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussions of backup withholding and FATCA below, if you are a United States alien holder of a Note:

•	we and other United States payors generally will not be required to deduct United States withholding tax from payments of principal and interest, to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. you are not a controlled foreign corporation that is related to us through stock ownership, and

3. the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c. the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a United States branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E or acceptable substitute form, or

e. the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

A 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the Notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold such Notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of the Notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

We will not pay any additional amounts in respect of FATCA withholding, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your Notes. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your Note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your Notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

1. an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

2. other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

1. one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2. such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

We and the underwriter for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, the underwriter has agreed to purchase the principal amount of the Notes indicated in the following table.

Underwriter	Principal Amount of Floating Rate Notes
Deutsche Bank AG, London Branch	€

Total	€

The underwriter has agreed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriter to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. If all the Notes are not sold at the initial public offering price, the underwriter may change the offering price and other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We are to pay the underwriter an underwriting discount of     % of the principal amount of the Notes in connection with this offering.

The Notes are new issues of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange. We expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriter that it presently intends to make a market in the Notes after completion of the offering. However, the underwriter is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the issue of the Notes, Deutsche Bank AG, London Branch, as Stabilizing Manager (or persons acting on its behalf) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or on the next business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The Notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

The underwriter has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of the underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

The underwriter has represented and agreed that it and each of its affiliates: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to AT&T; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth companies and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person may not act or rely on this prospectus supplement or any of its contents.

In relation to each Relevant Member State, the underwriter has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter nominated by AT&T for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require AT&T or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and the underwriter and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering and other expenses, excluding underwriting discounts, will be approximately U.S.$        . The underwriter has agreed to reimburse these expenses in connection with this offering.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

To the extent the underwriter is not a U.S. registered broker-dealer and intends to effect sales of Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter or its affiliates that have a lending relationship with us routinely hedge, and the underwriter or its affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SECURITIES

Mr. Wayne A. Wirtz, Vice President – Associate General Counsel and Assistant Secretary of AT&T, is passing upon the validity of the Notes for us.

Sullivan & Cromwell LLP, New York, New York, is passing upon the validity of the Notes for the underwriter. Sullivan & Cromwell LLP from time to time performs legal services for us.

AT&T Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

AT&T Inc. (“AT&T”) from time to time may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the New York Stock Exchange and trades under the ticker symbol “T”.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” for a further description of the manner in which we may dispose of the securities covered by this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, before making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 25, 2016.

Description of AT&T Inc.

AT&T Inc. is a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver voice, video and broadband services both domestically and internationally. Our principal executive offices are located at One AT&T Plaza, 208 S. Akard St., Dallas, Texas 75202. Our telephone number is (210) 821-4105. We maintain an Internet site at the following location: http://www.att.com (this website address is for information only and is not intended to be an active link or to incorporate any website information into this document).

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities to provide funds for general corporate purposes, among other things.

Summary Description of the Securities We May Issue

We may use this prospectus to offer from time to time:

•	Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third-party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

•	Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock, including depositary shares, common stock or equity securities of a third- party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

•	Common stock, par value $1.00 per share.

In the case of securities that are exchangeable for securities of a third-party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities. The applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to, and any securities exchange listing of, securities covered by such prospectus supplement.

Description of Debt Securities We May Offer

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., a national banking association, which acts as trustee for you. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters — Remedies if an Event of Default Occurs”.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will perform these administrative duties.

We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series will be described in the applicable prospectus supplement which will be attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

This Section Is Only a Summary

This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the Securities and Exchange Commission, or SEC, as part of our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

Legal Ownership of Debt Securities

We can issue debt securities in registered or bearer form, or both, or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so; they are not obligated to do so under the terms of the debt securities. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Holders of Bearer Debt Securities

We will offer debt securities in bearer form only outside of the United States to non-U.S. persons. You generally are a non-U.S. person if you are not:

•	a citizen or resident of the United States;

•	a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, we may offer bearer securities to offices of some U.S. financial institutions who have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the prospectus supplement.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.

We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non- global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “— Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary — and not we or the trustee — is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

In the remainder of this section, “you” means direct holders and not “street name” or other indirect holders of securities, including holders of any securities that we issue as global securities. Indirect holders should read the previous subsection entitled “Legal Ownership of Debt Securities”.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the securities; and

•	Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The securities will be issued:

•	in fully registered or in unregistered (bearer) form, or as global securities as described above; and

•	in denominations that are even multiples of $1,000 (Section 2.02(a)(8)), provided, however, that the securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereafter if so required by the securities exchange on which such securities are listed or traded or as we may otherwise determine.

You may have your securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (Section 2.08(a))

If you are holding bearer securities and it is permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered or bearer debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities and for exchanging securities. We have appointed The Bank of New York Mellon Trust Company, N.A. to perform the roles of registrar and paying agent. We may change these appointments to another entity or perform them ourselves. In order to exchange bearer securities, you have to deliver them to a paying agent outside the United States, together with all unmatured coupons for interest and all matured coupons in default. (Section 2.08(b))

We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as such. (Section 2.04)

There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee’s requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 101 Barclay Street, 4 W, New York, New York 10286, Attention: Corporate Trust Administration. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

Payment of Bearer Securities

We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You have to present your coupons at a paying agency of AT&T located outside of the United States. We will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States. (Section 2.05(c))

You can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit. (Section 2.07(b))

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee’s records. (Section 10.02)

Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of a State or the District of Columbia or under federal law.

•	The company we merge into or sell to must agree to be legally responsible for our debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

Further, we may buy substantially all of the assets of another company without complying with any of the foregoing conditions.

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01-9.06)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. Following is a list of those types of changes:

•	to reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	to reduce the rate of interest on any security or change the time for payment of interest;

•	to reduce the principal due on any security or change the fixed maturity of any security;

•	to waive a default in the payment of principal or interest on any security;

•	to change the currency of payment on a security, unless the security provides for payment in a currency that ceases to exist;

•	in the case of convertible or exchangeable securities, to make changes to your conversion or exchange rights that would be adverse to your interests;

•	to change the right of holders to waive an existing default by majority vote;

•	to reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

•	to make any change to this list of changes that requires your specific approval. (Section 9.02(a))

Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except as set forth in the following paragraph. The same vote would be required for us to obtain a waiver of an existing default. However, we cannot obtain a waiver of a payment default unless we obtain your individual consent to the waiver. (Section 9.02(a))

Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type includes, among others, clarifications of ambiguous contract terms, changes to make securities payable in U.S. dollars (if the stated denomination ceases to exist) and other changes that would not materially adversely affect holders of the securities. (Section 9.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

“Street Name” and other indirect holders, including holders of any securities issued as global securities, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Discharge of Our Obligations

We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections 8.01-8.04)

Redemption

We May Choose to Redeem Your Securities

We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “— Form, Exchange and Transfer” above. (Article 3)

Liens on Assets

The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

•	We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indenture, including bringing a lawsuit. (Section 6.03)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 4.03)

The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “— Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

We may not adjust the exchange or conversion price

Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

•	for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

•	for common stock, the market value of the common stock; and

•	for exchangeable debt securities, the market value of the securities for which you will exchange your securities.

Regarding the Trustee

We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with certain of our subsidiaries.

Description of Preferred Stock We May Offer

The following briefly summarizes the material terms of our preferred stock other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the applicable prospectus supplement relating to that series. The applicable prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

General

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2015, no shares of preferred stock were outstanding. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the following terms:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series;

•	the qualifications, limitations or restrictions of the series; and

•	the variations, if any, as between each series.

Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

Terms Contained in Prospectus Supplement

A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether we have elected to offer depositary shares, as described below under “Description of Depositary Shares”; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

Description of Depositary Shares We May Offer

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement relating to those depositary shares.

We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

Description of Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under “Where You Can Find More Information” below.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into that registration statement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

Voting the Preferred Stock

How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters that are being submitted to a vote and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Conversion or Exchange

What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

•	plus all money and any other property represented by the depositary shares, and

•	including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The following are some more terms of conversions and exchanges that you should keep in mind:

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

Amendment and Termination of the Deposit Agreement

How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

Charges of Depositary and the Expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Common Stock We May Offer

Our authorized share capital consists of 14,010,000,000 shares, of which 14,000,000,000 are common shares having a par value of $1.00 per share. As of February 23, 2016, 6,153,515,684 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “T”.

The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you can obtain them as described below in “Where You Can Find More Information”.

You should note that some of the provisions of our restated certificate of incorporation and our bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

General

All outstanding shares of common stock are, and any shares of common stock offered, when issued, will be fully paid and nonassessable.

We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

The transfer agent for the common stock is Computershare Trust Company NA, P.O. Box 43078, Providence, Rhode Island 02940-3078.

Dividends

Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders.

Election of Directors

Holders of common stock may not cumulate their votes in the election of directors. In an election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Corporate Governance and Nominating Committee of the board of directors (the “Corporate Governance and Nominating Committee”) will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of certification of election results. The Corporate Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any incumbent director who tenders his or her resignation following such failure to be elected will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.

If the number of persons properly nominated for election as directors as of the date that is 10 days before the record date for the meeting at which such vote is to be held exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast.

For purposes of the election of directors, a majority of votes cast shall mean that the number of shares voted “for” the election of a director exceeds the number of votes cast “against” the election of such director.

Other Matters

Except with respect to the election of directors as described above, all other matters are determined by a majority of the votes cast, unless otherwise required by law or the certificate of incorporation for the action proposed.

For these purposes, a majority of votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

Quorum

At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.

Board of Directors

Our bylaws provide that all directors are required to stand for re-election every year. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

Action without Stockholder Meeting

Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares outstanding and entitled to vote thereon must sign a written consent for any action without a meeting of the stockholders.

Advance Notice Bylaws

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of AT&T prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Proxy Access

Our bylaws permit any stockholder or group of up to twenty stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. The maximum number of stockholder nominees permitted under the proxy access provisions of our bylaws shall be the greater of two or 20% of the total number of directors of AT&T on the last day a notice of nomination may be submitted.

Notice of a nomination pursuant to the proxy access provisions of our bylaws must be submitted to the Secretary of AT&T at our principal executive office no earlier than 150 days and no later than 120 days before the anniversary of the date that we mailed our proxy statement for the previous year’s annual meeting of stockholders. The notice must contain certain information specified in our bylaws.

Section 203 of the General Corporation Law of the State of Delaware

We are also subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date, our board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•	the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of our outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Plan of Distribution

We may sell securities to purchasers directly, or through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the applicable prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the applicable prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

Convertible, Redeemable and Exchangeable Securities

If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

•	the third-party,

•	the third-party securities offered,

•	all documents filed by the third-party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 since the end of the third-party’s last completed fiscal year, to the extent the third- party is subject to the periodic reporting requirements of the Exchange Act, and

•	the document containing the description of the third-party securities.

Indemnification

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act of 1933.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the applicable prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser; and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

Validity of Securities

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. Wayne A. Wirtz, Associate General Counsel and Assistant Secretary of AT&T Inc., and for any underwriters, dealers or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York. As of February 17, 2016, Mr. Wirtz owned less than 1% of the outstanding shares of AT&T. Sullivan & Cromwell LLP from time to time performs legal services for AT&T Inc.

Experts

The consolidated financial statements of AT&T Inc. incorporated by reference in AT&T’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference or included therein, and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and schedule and the effectiveness of our internal control over financial reporting as of December 31, 2015, given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule of DIRECTV and subsidiaries, as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from AT&T Inc.’s Current Report on Form 8-K dated February 19, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our annual report on Form 10-K for the year ended December 31, 2015.

•	Our current reports on Form 8-K filed with the SEC on January 22, 2016, January 26, 2016, February 9, 2016 and February 19, 2016.

•	Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of the first post-effective amendment to the registration statement and prior to effectiveness of that amendment.

•	Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

AT&T Inc.’s Specialist — External Reporting

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

When we refer to “we”, “our” or “us” in this prospectus we mean AT&T Inc. and its consolidated subsidiaries.

Where You Can Find More Information

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

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AT&T Inc.

€         Floating Rate Global Notes due 2020

Prospectus Supplement

                , 2018

Book-Running Manager

Deutsche Bank